EXHIBIT 11.1
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


                                    SBE, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      FOR THE THREE YEARS ENDED OCTOBER 31

                                           YEARS ENDED OCTOBER 31
                                           ----------------------


                                        1999        1998        1997
                                     ----------  ----------  ----------
BASIC EARNINGS PER SHARE:
Net income                           $  151,423  $  380,349  $3,333,181

Weighted average number of common
shares outstanding during the year    2,849,349   2,666,707   2,501,786
                                     ----------  ----------  ----------

Number of shares for computation of
net income per share                  2,849,349   2,666,707   2,501,786
                                     ==========  ==========  ==========

Basic earnings per share             $     0.05  $     0.14  $     1.33
                                     ==========  ==========  ==========


DILUTED EARNINGS PER SHARE:

Weighted average number of common
shares outstanding during the year    2,849,349   2,666,707   2,501,786

Assumed issuance of stock under the
employee and non-employee stock
option plans                             59,264     224,033     201,637
                                     ----------  ----------  ----------

Number of shares for computation of
net income per share                  2,908,613   2,890,740   2,703,423
                                     ==========  ==========  ==========

Diluted earnings per share           $     0.05  $     0.13  $     1.23
                                     ==========  ==========  ==========
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